UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	May 4, 2012 (February 24, 2012)

Ameris Bancorp

(Exact Name of Registrant as Specified in Charter)

Georgia	001-13901	58-1456434
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of		Identification No.)
Incorporation)

310 First Street, S.E., Moultrie, Georgia	31768
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(229) 890-1111

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On March 1, 2012, Ameris Bancorp (the “Company”) filed a Current Report on Form 8-K (the “Original Report”) to report the Company’s announcement that its wholly-owned subsidiary, Ameris Bank (the “Bank”), had entered into a Purchase and Assumption Agreement dated as of February 24, 2012, with the Federal Deposit Insurance Corporation (the “FDIC”) and with the FDIC, as Receiver of Central Bank of Georgia, Ellaville, Georgia (“Central”), pursuant to which the Bank acquired certain assets, and assumed substantially all of the deposits and certain liabilities, of Central.

This Current Report on Form 8-K/A (the “Amendment”) amends and supplements the disclosure provided in the Original Report to disclose additional information required with respect to the transactions by Item 9.01. Except as otherwise provided herein, the other disclosures made in the Original Report remain unchanged. All financial and other numeric measures of Central as described in this Amendment are based upon information as of February 24, 2012, and may be subject to change. In addition, the fair values of acquired loans and other real estate remains subject to finalization and revision by the Bank in accordance with accounting guidance on business acquisitions.

Statements made in this Amendment, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under the captions “Cautionary Notice Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

Item 1.01 Entry into a Material Definitive Agreement.

The information provided under Item 2.01 “Completion of Acquisition or Disposition of Assets” is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 24, 2012 (the “Closing Date”), the Bank entered into a Purchase and Assumption Agreement (the “Agreement”) with the FDIC and with the FDIC, as Receiver, pursuant to which the Bank acquired certain assets, and assumed substantially all of the deposits and certain liabilities, of Central (the “Acquisition”).

Under the terms of the Agreement, the Bank acquired approximately $273.9 million in assets, including approximately $182.6 million in loans, and also assumed approximately $271.5 million in liabilities, including approximately $261.0 million in customer deposits. These amounts reflect the book value of such assets and liabilities. The deposits were acquired with no premium, and the assets were acquired at a discount of approximately $33.9 million. To settle the transaction, the FDIC made a cash payment to the Bank totaling $31.9 million, based on the differential between liabilities assumed and assets acquired, taking into account the asset discount.

The estimated fair values of the assets acquired and liabilities assumed in conjunction with the Acquisition as of the Closing Date are detailed in the following table (dollars in thousands):

	February 24, 2012	Avg. Maturity (years)	Effective Yield / Cost
Assets Acquired:
Cash and due from banks	$33,150
Securities available for sale	39,920	16.53	1.28%
Loans	124,782	2.75	5.89%
Other real estate owned	6,177
Estimated reimbursement from the FDIC	52,654
Other assets	4,606

Assets acquired	261,289
Cash received to settle the acquisition	31,900

Fair value of assets acquired	$293,189

Liabilities Assumed:
Deposits	$261,036	0.74	0.56%
Other borrowings	10,334
Other liabilities	1,782

Fair value of liabilities assumed	273,152

Net Assets Acquired / Gained from Acquisition	$20,037

In connection with the Acquisition, the Bank entered into shared-loss agreements with the FDIC that collectively cover approximately $38.6 million of single family residential mortgage loans, approximately $14.0 million of other real estate owned, approximately $100.1 million of commercial real estate loans and approximately $42.9 million of construction loans, other commercial loans and other commercial assets (collectively, “Covered Assets”). Under these shared-loss agreements, the FDIC will reimburse the Bank for 80% of losses on Covered Assets, beginning with the first dollar of loss incurred. The Bank will reimburse the FDIC for recoveries with respect to losses for which the FDIC paid the Bank under the shared-loss agreements. The shared-loss agreement applicable to single family residential mortgage loans provides for FDIC loss sharing and reimbursement by the Bank to the FDIC, in each case as described above, for ten years. The shared-loss agreement applicable to commercial loans and securities provides for FDIC loss sharing for five years and reimbursement by the Bank to the FDIC for eight years, in each case as described above.

The following table summarizes the assets covered by the shared-loss agreements, the amount covered by the FDIC and the estimated fair values (dollars in thousands):

	$00,00000	$00,00000	$00,00000	$00,00000	$00,00000
Assets Subject to Loss Sharing:		Amounts Covered	Estimated Fair Value	Single Family Certificate (10 years for losses)	Commercial Certificate (5 years for losses)

Loans		$181,571	$112,011	$38,551	$143,020

OREO		13,986	6,177	5,849	8,137

Total		$195,557	$118,188	$44,400	$151,157

The Bank also has agreed to pay to the FDIC, 45 days after February 28, 2022 (or, if later, the time of disposition of all acquired assets pursuant to the shared-loss agreements) (the “True-Up Date”), the excess, if any, of (i) 20% of the intrinsic loss estimate of approximately $63 million less (ii) the sum of (A) 20% of the cumulative shared-loss payments (defined as the aggregate of all shared-loss payments made by the FDIC to the Bank under the shared-loss agreements minus the aggregate of all reimbursement payments made by the Bank to the FDIC under such agreements), plus (B) 25% of the asset discount of total Covered Assets at the inception of the related shared-loss agreement, plus (C) servicing amounts equal to 3.5% of total Covered Assets at the inception of the related shared-loss agreement.

The terms of the Agreement provide for the FDIC to indemnify the Bank against certain claims, including, but not limited to, claims with respect to liabilities and assets of Central or any of its affiliates not assumed or otherwise purchased by the Bank, with respect to claims made by shareholders of Central and with respect to claims based on any action by Central’s directors, officers and other employees.

The foregoing summary of the Agreement, including the related shared-loss agreements, is not complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 2.1 to this Current Report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Discussion

As set forth in Item 2.01 above, on the Closing Date, the Bank acquired certain assets, and assumed substantially all of the deposits and certain liabilities, of Central pursuant to the Agreement. A narrative description of the anticipated effects of the Acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which have been filed with the Securities and Exchange Commission, and the Audited Statement of Assets Acquired and Liabilities Assumed, which is attached hereto as Exhibit 99.2.

The Acquisition increased the Company’s total assets, total loans and total deposits by approximately 9.79%, 6.56% and 10.07%, respectively, as compared with balances at December 31, 2011. The Company expects the Acquisition to positively affect the Company’s operating results for the following reasons:

(i)	The Company believes that the additional branch locations in Ellaville, Butler, Buena Vista and Cusseta, Georgia, will complement the Bank’s existing footprint.

(ii)	The Company believes that the additional branch location in Macon, Georgia, will provide increased opportunities for growth.

(iii)	The Company believes that as the operations of Central are deleveraged and consolidated with those of the Bank, additional gains in the Company’s consolidated efficiency ratio will be realized.

The Acquisition was accounted for under the purchase method of accounting in accordance with generally accepted accounting principles regarding business combinations. The amount that the Company realizes on these assets could differ materially from the fair value reflected in the attached Audited Statement of Assets Acquired and Liabilities Assumed primarily as a result of changes in the timing and amount of collections on the acquired loans in future periods. Because of the shared-loss agreements with the FDIC on these assets, as described in Item 2.01 above, the Company does not expect to incur significant losses. To the extent the actual values realized for acquired loans differ from the estimated amounts, the indemnification asset will generally be impacted in an offsetting manner due to the loss-sharing support from the FDIC.

Financial Condition

In connection with the Acquisition, the Bank purchased loans with a contractual principal balance of $190.6 million, the fair value of which was estimated to be approximately $124.8 million. The fair value of the loans acquired represented 6.56% of the Company’s gross outstanding loans as compared with balances reported at December 31, 2011.

Short-term Assets

Initially, the Acquisition increased the Company’s levels of liquidity by a net amount of approximately $65.1 million. The Company acquired approximately $33.2 million in total cash and due from banks before receiving a $31.9 million payment from the FDIC to settle the Acquisition.

Investment Securities Available for Sale

The following table reflects the acquired investment securities available for sale as of the Closing Date (dollars in thousands):

	Fair value	Average Yield	Average Maturity
Fixed Agency	$13,951	1.79%	14.72
Fixed CMO	19,999	0.97%	19.77
Fixed MBS	4,500	0.74%	6.75
Floating CMO	597	2.58%	13.44
Floating MBS	873	2.04%	22.50

Total	$39,920	1.28%	16.53

The acquired portfolio increased the Company’s investment securities by approximately 11.74% as compared with balances reported at December 31, 2011.

Loans

The estimated fair value of loans acquired in the Acquisition amounted to approximately 6.56% of the Company’s gross loans reported at December 31, 2011. The following table presents information regarding the loan portfolio acquired on the Closing Date at estimated fair value (dollars in thousands):

	Loans with deterioration of credit quality	Loans without a deterioration of credit quality	Total loans, at fair value
Commercial, industrial, agricultural	$1,256	$6,288	$7,544
Real estate – residential	22,389	22,213	44,602
Real estate – commercial & farmland	34,458	10,538	44,996
Construction & development	15,038	5,507	20,545
Consumer	273	6,822	7,095

	$73,414	$51,368	$124,782

The acquired portfolio contained both fixed and variable rate loans. The following table provides information about the portfolio according to loan rate type and at fair value as of the Closing Date (dollars in thousands):

				Fair Value amounts with:
	Fair Value	Effective Yield	Maturity (years)	Fixed Rates	Variable Rates
Commercial, industrial, agricultural	$7,544	5.58%	1.46	$6,858	$686
Real estate – residential	44,602	6.29%	4.05	32,639	11,963
Real estate – commercial & farmland	44,996	5.14%	2.16	30,302	14,694
Construction & development	20,545	6.44%	2.07	16,689	3,856
Consumer	7,095	7.60%	2.33	6,944	151

	$124,782	5.89%	2.75	$93,432	$31,350

Because a significant percentage of the acquired portfolio shows some deterioration of credit quality, management does not believe that the average contractual maturity or average contractual rate are reliable measures with respect to gauging the performance of the acquired loan portfolio. It is likely that many of the acquired loans will reach a resolution before their contractual maturity and may cease paying interest in the periods preceding such resolution.

Other Real Estate Owned

The Company acquired approximately $6.2 million of foreclosed property in connection with the Acquisition. This represented approximately 4.8% of the Company’s balance of foreclosed property at December 31, 2011. The Company was able to determine the fair value of the property acquired through the use of appraisals and/or review of the comparable sales data available at the time of purchase. Losses on foreclosed property are covered by the Company’s shared-loss agreements with the FDIC. The following table summarizes foreclosed property by type as of the Closing Date (at fair value and in thousands):

February 24, 2012
Real estate – residential	$3,662
Real estate – commercial & farmland	2,110
Real estate – construction & development	405

Total	$6,177

Deposits

In the Acquisition, the Bank assumed approximately $261.0 million in deposits based on estimated fair values. These amounts represented approximately 10.07% of the Bank’s total deposits of approximately $2.59 billion at December 31, 2011.

The various types of deposit accounts assumed as of the Closing Date are summarized below (dollars in thousands):

	February 24, 2012
	Fair Value	Weighted average contractual cost	Weighted average effective cost
Checking	$53,167	0.00%	0.00%
NOW & MMDA	37,562	0.68%	0.68%
Savings	8,560	0.25%	0.25%
CDs	161,747	1.32%	0.73%

Total	$261,036	0.92%	0.56%

As of the Closing Date, the scheduled maturities of time deposits with balances of more than $100,000 were as follows (in thousands):

Scheduled Maturities:	February 24, 2012
0 – 3 Months	$30,557
3 – 6 Months	18,235
6 – 12 Months	31,508
Over 1 Year	35,544

Total	$115,844

A majority of the acquired time deposits were concentrated in national or out-of-market deposit accounts that had no identifiable relationship with the Bank. In accordance with certain guidelines, the Company adjusted the contractual rates of the out-of-market time deposits to levels deemed to be market level rates. Customers whose rates were adjusted had the right to redeem their time deposits without a penalty for early withdrawal. The following table summarizes information about the acquired time deposits (dollars in thousands):

	Balance	Contract Cost	Adjusted Cost	% deemed out of market
0 - 3 Months	$40,480	1.41%	0.39%	74.0%
3 - 6 Months	28,313	1.13%	0.67%	51.2%
6 - 12 Months	46,821	1.24%	0.91%	46.4%
1 - 2 Years	42,569	1.38%	0.88%	57.4%
Over 2 Years	3,564	1.95%	0.93%	42.0%

Total	$161,747	1.32%	0.73%	56.9%

Accrued Interest Payable

In the Acquisition, the Company acquired approximately $371,000 of accrued interest payable. The book value of this liability approximated its fair value.

Operating Results and Cash Flows

The Company from time to time becomes aware of acquisition opportunities and performs various types of reviews and analyses to determine their impact on the Company’s operating results, cash flows and risk profile. The Acquisition was attractive to the Company for a variety of reasons, including the following:

•	Attractiveness in the pricing of the acquired loan portfolio including the indemnification assets;

•	The ability to utilize the Company’s relatively inexpensive funding sources to replace lost liquidity at Central in connection with the planned run-off of out-of-market deposits;

•	The ability to quickly reduce redundancies and gain additional efficiencies related to the Company’s corporate functions;

•	The reduction of credit risk through FDIC shared-loss agreements; and

•	The relatively small size of Central provided less operational risk and less potential for the Company’s management to be materially distracted from existing day-to-day challenges.

The Acquisition had an immediate accretive impact on the Company’s financial results as the Company recognized an after-tax gain of approximately $13.0 million in connection with the Acquisition. The gain resulted from the Company’s determination that the fair value of the assets acquired exceeded the fair value of the liabilities assumed.

The Company’s bid to acquire the assets of Central included a discount of approximately $33.9 million, and the Company received a $31.9 million cash payment from the FDIC to settle the Acquisition.

The extent to which the Bank’s operating results may be adversely affected by the acquired loans is largely offset by the shared-loss agreements and the related discounts reflected in the estimated fair value of these assets as of the Closing Date. In accordance with the provisions of accounting for loans with evidence of credit deterioration, the fair values of the acquired loans reflect an estimate of expected credit losses related to these assets. As a result, the Company’s operating results would only be adversely affected by loan losses to the extent that such losses exceed the expected credit losses reflected in the fair value of these assets as of the Closing Date. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest as of the Closing Date, appropriate adjustments to the fair values as of the Closing Date will be recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below-market rate of return.

The accounting guidance for loans with evidence of deterioration of credit quality since origination applies to a loan, for which it is probable at acquisition, that the investor will be unable to collect all contractually-required payments receivable. This accounting guidance prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans that fall under its scope. The Company also has elected to recognize income on loans without evidence of deterioration of credit quality in the same manner as loans with credit quality deterioration. As of the Closing Date, the preliminary estimate of the contractual receivable amounts was approximately $192.9 million with non-accretable differences of approximately $57.8 million, and the estimated fair value of the loans was approximately $124.8 million, net of accretable discounts totaling approximately $10.3 million. These amounts were determined based upon the estimated prepayments, expected credit losses and market liquidity and interest rates.

The shared-loss agreements will likely have a material impact on the cash flows and operating results of the Company in both the short-term and the long-term. In the short-term, as stated above, it is likely that there will be a significant amount of the covered assets that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, the Company will likely no longer receive payments from the borrowers, which will impact cash flows. The shared-loss agreements will not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after the Company exhausts its best efforts at collection, the shared-loss agreements will cover a substantial portion of the loss associated with the covered assets.

The long-term effects that the Company may experience will depend primarily on the ability of the borrowers under the various loans covered by the shared-loss agreements to make payments over time. As the shared-loss agreements cover up to a ten-year period (five years for commercial loans and other assets), changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. The Company believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC (as part of the FDIC indemnification asset) may be recognized unevenly over this period. In addition, the Company recorded substantial discounts related to the purchase of these covered assets. A portion of these discounts will be accretable to income over the economic life of the loans and will be dependent upon the timing and success of the Company’s collection efforts on the covered assets.

Liquidity

Initially, the Acquisition increased the Company’s liquidity reserves because of the cash payment received on the Closing Date totaling $31.9 million. In addition, the acquisition of cash, due from banks and short term assets acquired in the Acquisition totaled approximately $33.2 million. The Company believes that the average life of the indemnification asset representing the FDIC’s protection from planned losses is approximately 24 months. As this receivable is collected over the coming periods, the Company believes the liquidity impact of Central to be negligible.

Capital Resources

At December 31, 2011, the Company and the Bank were considered “well-capitalized” based on a calculation of relevant regulatory capital ratios as shown below:

	Previous quarter ended December 31, 2011
	Ameris Bancorp	Ameris Bank	Well- capitalized requirement
Total capital (to risk weighted assets)	20.05%	19.87%	10%
Tier 1 Capital (to risk weighted assets)	18.80%	18.61%	6%
Tier 1 leverage capital	10.76%	10.62%	5%

	As of the Acquisition date February 24, 2012
	Ameris Bancorp	Ameris Bank	Well- capitalized requirement
Total capital (to risk weighted assets)	20.38%	20.20%	10%
Tier 1 Capital (to risk weighted assets)	19.15%	18.96%	6%
Tier 1 leverage capital	11.01%	10.87%	5%

Financial Statements

Attached hereto as Exhibit 99.2 and incorporated by reference into this Item 9.01(a) is an Audited Statement of Assets Acquired and Liabilities Assumed by the Bank, a wholly-owned subsidiary of the Company, related to its acquisition of Central at February 24, 2012, and the accompanying notes thereto.

Report of Independent Registered Public Accounting Firm

Statement of Assets Acquired and Liabilities Assumed at February 24, 2012

Notes to Statement of Assets Acquired and Liabilities Assumed

The Company has omitted certain financial information of Central required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X in accordance with the guidance provided in Staff Accounting Bulletin 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”). SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as the Acquisition, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance, audited financial statements of the troubled financial institution are not reasonably available and the total acquired assets did not exceed 20% of the Registrant’s assets.

(b)	Pro Forma Financial Information.

In connection with the Acquisition, the Bank entered into shared-loss agreements with the FDIC. Pursuant to the terms of the shared-loss agreements, the FDIC’s obligation to reimburse the Bank for losses with respect to covered assets begins with the first dollar of loss incurred. The FDIC will reimburse the Bank for 80% of all covered losses. The Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Bank a reimbursement under the shared-loss agreements.

The shared-loss agreement applicable to single-family residential mortgage loans provides for FDIC loss-sharing and Bank reimbursement to the FDIC for recoveries for ten years. The shared-loss agreement applicable to commercial loans and other covered assets provides for FDIC loss-sharing for five years and Bank reimbursement to the FDIC for recoveries for eight years.

Based on the above, the Company believes that the Acquisition is a “significant acquisition” in connection with which federal financial assistance or guarantees are an essential part of the transaction or the nature and magnitude of federal assistance is so pervasive as to substantially reduce the relevance of historical information to an assessment of future operations.

Because the Company believes that the continuity of Central’s operations are substantially lacking after the Acquisition, for the reasons stated above, no additional information regarding Central is being provided under this Item 9.01(b).

(d)	Exhibits.

2.1

Purchase and Assumption Agreement dated as of February 24, 2012, by and among the Federal Deposit Insurance Corporation, Receiver of Central Bank of Georgia, Ellaville, Georgia, Ameris Bank and the Federal Deposit Insurance Corporation acting in its corporate capacity. (1)

23.1	Consent of Independent Auditors. (2)

99.1	Press release dated February 24, 2012. (1)

99.2	Statement of Assets Acquired and Liabilities Assumed at February 24, 2012. (2)

(1)	Previously filed with the filing of the Original Report.

(2)	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERIS BANCORP

By:	/s/ Dennis J. Zember Jr.
Dennis J. Zember Jr. Executive Vice President and Chief Financial Officer (principal accounting and financial officer)

Dated: May 4, 2012

EXHIBIT INDEX

Exhibit No.	Exhibit

2.1

Purchase and Assumption Agreement dated as of February 24, 2012 by and among the Federal Deposit Insurance Corporation, Receiver of Central Bank of Georgia, Ellaville, Georgia, Ameris Bank and the Federal Deposit Insurance Corporation acting in its corporate capacity. (1)

23.1	Consent of Independent Auditors. (2)

99.1	Press release dated February 24, 2012. (1)

99.2	Statement of Assets Acquired and Liabilities Assumed at February 24, 2012. (2)

(1)	Previously filed with the filing of the Original Report.

(2)	Filed herewith.